Exhibit 99.1

SINTX Technologies Announces Raise of Approximately $5.0 Million of Capital, Including a $4.5 Million Private Placement Priced At-the-Market Under Nasdaq Rules

SALT LAKE CITY, Utah – June 3, 2026 – SINTX Technologies, Inc. (NASDAQ: SINT) (“SINTX” or the “Company”), an advanced biomaterials company focused on developing silicon nitride technologies for medical applications, today announced that it has entered into securities purchase agreements with institutional and accredited investors pursuant to which the Company agreed to issue and sell an aggregate of 1,882,845 shares of common stock in a private placement priced at-the-market under Nasdaq rules.

In addition, the Company issued to the investors (i) Class A Common Stock Purchase Warrants to purchase up to an aggregate of 1,882,845 shares of common stock and (ii) Class B Common Stock Purchase Warrants to purchase up to an aggregate of 1,882,845 shares of common stock. The warrants are exercisable immediately at an exercise price of $2.14 per share. The Class A Warrants will expire five years from the date of issuance and the Class B Warrants will expire two years from the date of issuance. The combined effective offering price for each share of common stock and accompanying warrants to be issued is $2.39. The offering is expected to close on or about June 3, 2026, subject to satisfaction of customary closing conditions.

The aggregate gross proceeds to the Company from the private placement were $4.5 million before deducting fees and other offering expenses. Together with a previously completed $500,000 purchase of the Company’s common stock through its at-the-market offering program, the Company has raised approximately $5.0 million of equity capital in recent weeks. The Company intends to use the net proceeds from the offering for general corporate purposes, including working capital, commercialization activities, business development initiatives and other strategic opportunities.

“We are pleased to complete this financing and appreciate the strong support from well known Life Science investors,” said Eric Olson, Chairman of the Board and Chief Executive Officer of SINTX Technologies. “We believe this transaction strengthens our balance sheet and enhances our ability to pursue our strategic objectives while continuing to advance the development and commercialization of our silicon nitride technology platform.”

The shares of common stock and warrants described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”) and Regulation D promulgated thereunder and, have not been registered under the Act or applicable state securities laws. Accordingly, the shares of common stock, the warrants and the shares of common stock underlying the warrants may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) or an applicable exemption from such registration requirements. The securities were offered only to accredited investors.

Pursuant to a registration rights agreement, the Company has agreed to file one or more registration statements with the SEC covering the resale of the shares of common stock issued in the offering and the shares of common stock issuable upon exercise of the Class A Warrants and Class B Warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

For more information on SINTX Technologies or its biomaterial platforms, visit www.sintx.com.

About SINTX

Headquartered in Salt Lake City, Utah, SINTX Technologies, Inc. (NASDAQ: SINT) is an advanced ceramics company that develops, manufactures, and commercializes silicon nitride biomaterials, composites, devices, and related technologies for medical and other high-value applications. With thousands of medical devices implanted since 2008 and nearly two decades of peer-reviewed research, SINTX has established itself as a leader in high-performance biomaterials that enhance clinical outcomes and patient safety. Supported by a strong patent portfolio, U.S.-based manufacturing, and strategic industry partnerships, the company continues to expand its technology platform through innovation and market diversification, including the recently FDA-cleared SINAPTIC Foot & Ankle Implant System for reconstructive surgery.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Forward-looking statements can be identified by words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions. These forward-looking statements include, without limitation, statements regarding the anticipated use of proceeds from the private placement, the Company’s ability to regain and maintain compliance with Nasdaq continued listing requirements, the filing and effectiveness of one or more registration statements covering the resale of securities issued in the private placement, future commercialization opportunities, development of new products and technologies, strategic initiatives, operational plans and future business prospects. Forward-looking statements are based on management’s current expectations, assumptions and projections and are not guarantees of future performance. Actual results may differ materially from those expressed or implied in these forward-looking statements due to a variety of risks and uncertainties, including, without limitation, risks related to market and economic conditions, the Company’s ability to maintain compliance with Nasdaq continued listing standards, the Company’s ability to obtain additional financing when needed, risks associated with commercialization of the Company’s technologies and products, the development of new product opportunities, regulatory developments, competition, changes in customer demand and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the Risk Factors section of the Company’s Annual Report on Form 10-K filed with the SEC on March 20, 2026, and subsequent filings with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. Except as required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances after the date of this press release.

SINTX Contacts:

Investor Relations

P: 801-839-3502

E: IR@sintx.com